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                            SILICON GRAPHICS, INC.
                        2011 North Shoreline Boulevard
                         Mountain View, CA  94043-1389


                                        November 14, 1997

Silicon Graphics, Inc.
2011 North Shoreline Boulevard
Mountain View, California  94043-1389

Dear:

     Silicon Graphics, Inc. (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") desires to provide additional financial security and benefits to its key management personnel in the event of certain terminations of employment.

     In order to induce you to remain in the employ of the Company and in consideration of your obligations under Paragraph 4 hereof, the Company agrees that you shall receive the benefits set forth in this agreement ("Agreement") under the circumstances described below.

     1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) midnight, December 31, 1999, unless sooner terminated by written agreement of the Company and you.

     2.   DEFINITIONS.  As used in this Agreement:

          (a) "Cause" shall mean the occurrence of one or more of the following:

               (i) your willful and continued failure to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or mental illness) after which there is delivered to you by the Company's chief executive officer a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties;

               (ii) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company;

               (iii) your committing a felony or an act of fraud against the Company or its affiliates; or


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               (iv)  your breaching materially the terms of your employee confidentiality and proprietary information agreement with the Company.

     No act, or failure to act, by you shall be considered "willful" if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interests of the Company and/or required by applicable law.

          (b) "Consulting Period" shall mean the twelve (12) month period following a termination of your employment with the Company under circumstances that entitle you to Termination Payments under Paragraph 3.

          (c) "Current Compensation" shall mean your monthly base salary, as in effect immediately prior to your termination of employment with the Company. In addition, if you participate in a variable compensation program (other than the corporate annual executive incentive plan or a similar incentive plan in which all senior executives participate), then your Current Compensation will be based on your target compensation (including base and variable compensation) in effect under that plan during the six (6) months immediately preceding the month in which your termination occurs.

          (d) "Disability" shall mean a physical or mental illness or injury which, as determined by the Company, continuously prevents you from performing your duties with the Company for a period of six months prior to termination.

          (e) "Employment Continuation Agreement" shall mean the amended and restated employment continuation agreement dated as of November 14, 1997 between you and the Company.

          (f) "Good Reason" for your voluntary resignation from the Company shall mean your resignation as a result of and within thirty (30) days following the assignment to you of duties or responsibilities that are inconsistent with the role of a senior executive of the Company.

          (g) "Termination Payment" shall mean the termination pay to which you may become entitled upon termination of your employment as provided in Paragraph 3 hereof.

     3.   TERMINATION BENEFITS.

          (a) TERMINATION FOR GOOD REASON; TERMINATION WITHOUT CAUSE. If, on or before December 31, 1999, you terminate your employment with the Company for Good Reason, or the Company terminates your employment other than for Cause, you shall be entitled to termination benefits as provided below; provided, however, that this agreement will terminate upon the occurrence of a Change in Control as defined in the Employment Continuation Agreement and you will not be entitled to termination or other


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benefits under this Agreement thereafter.

               (i) TERMINATION ON OR BEFORE DECEMBER 31, 1998. If such termination occurs on or before December 31, 1998, you shall be entitled to receive (A) a lump sum termination payment, within ten (10) business days of the date of your termination, in an amount equal to twelve (12) months of your Current Compensation, and (B) so long as you do not breach your obligations under Paragraphs 4, 5 and 6, continuing payments during the Consulting Period in an amount equal to your Current Compensation.

               (ii) TERMINATION AFTER DECEMBER 31, 1998. If such termination occurs after December 31, 1998 (but on or before December 31, 1999), you shall be entitled to receive continuing payments during the Consulting Period in an amount equal to your Current Compensation.

               (iii) CONSULTING PERIOD; TERMINATION PAYMENTS. Following such termination, (A) the Company shall retain you as a consultant during the Consulting Period, and (B) you shall make yourself available for up to ten
(10) hours per month during the Consulting Period as reasonably requested by the Company. Nothing in this Agreement shall be construed to prohibit you from accepting full-time empoyment with another employer during the Consulting Period, subject to your obligations under Paragraphs 4, 5 and 6.

               (iv) OPTIONS AND RESTRICTED STOCK VESTING. All restricted stock granted to you by the Company shall continue to be released from the Company's repurchase right (at the rate provided in your applicable restricted stock purchase agreement) during the Consulting Period. All outstanding stock options granted to you by the Company prior to the date of this Agreement with an exercise price higher than the per share fair market value of the Common Stock on (A) the date of this Agreement or (B) the effective date of your termination (whichever is lower), and all stock options granted to you on or after the date of this Agreement, shall remain outstanding and continue vesting (at their normal rate provided in your applicable stock option agreement) during the Consulting Period. All other stock options held by you will be unaffected by the terms of this Agreement. You are advised that as a result of the conversion of your status from employee to consultant, any incentive stock options will become non-statutory options, to the extent they are not exercised within ninety (90) days after the date you cease to be an employee.

               Notwithstanding the termination of the Employment Continuation Agreement upon the termination of your employment, if a Change in Control of the Company (as defined in the Employment Continuation Agreement) occurs during the Consulting Period, you shall have the rights provided under
Section 3(b) of the Employment Continuation Agreement with respect to your then outstanding stock options and restricted stock awards to the extent that such rights could have been exercised by you if the Employment Continuation Agreement had been in effect at the time of the


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Change in Control.

               In the event that the terms of this Agreement relating to restricted stock and options conflict with the terms of any restricted stock purchase, option or related agreement between you and the Company, the terms that are more favorable to you will control.

               (v) COBRA CONTINUATION COVERAGE. The Company agrees to pay directly or reimburse you for the amount of your premium payments for group health, dental and vision coverage elected by you pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that you shall be solely responsible for all matters relating to your continuation of coverage pursuant to COBRA, including, without limitation, your election of such coverage and your timely payment of premiums. The Company will pay or reimburse your COBRA premium payments pursuant to this Paragraph 3(a)(v) until the earlier of (A) the termination of the Consulting Period, or (B) the date that you and your covered dependents become covered under another employer's group health plan providing benefits and levels of coverage comparable to that of the Company.

               (vi) EXECUTIVE PERQUISITE PROGRAM. The Company agrees to pay or reimburse you for expenses (other than automobile allowance and cellular telephone charges) in accordance with the Company's executive perquisite program until the earlier of (A) the termination of the Consulting Period or
(B) the date at which you accept full-time employment with another employer.

               (vii) OTHER BENEFITS. In addition to the Termination Payments and other benefits payable pursuant to Paragraph 3, you shall be entitled to receive all benefits as may then be established under the Company's then existing benefits plans and policies at the time of such termination.

          (b) VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE. If you voluntarily resign from the Company (other than for Good Reason), or if the Company terminates your employment for Cause, then you shall not be entitled to receive termination or other benefits under this Agreement. In such case, you shall only be entitled to such benefits (if any) as may then be established under the Company's then existing benefits plans and policies at the time of such termination.

          (c) DISABILITY; DEATH. If the Company terminates your employment as a result of your Disability, or your employment is terminated due to your death, then you shall not be entitled to receive termination or other benefits under this Agreement. In such case, you shall only be entitled to receive such benefits (if any) as may then be established under the Company's then existing benefits plans and policies at the time of your Disability or death.

     4. NONSOLICITATION. You agree that during the twelve months following any

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termination of your employment with the Company for any or no reason that you shall not, directly or indirectly solicit or influence any person in the employment of the Company or any affiliated entity to (i) terminate such employment, (ii) accept employment, or enter into any consulting arrangement, with any entity other than the Company or any affiliated entity or (iii) interfere with the customers, suppliers, clients or business of the Company or any affiliated entity in any manner.

     5. CONFIDENTIAL INFORMATION. You acknowledge that, because of your position with the Company, you have specific knowledge of many types of information that are confidential and proprietary to the Company and its affiliated entities, including, without limitation, its current and planned technology; its current and planned sales, marketing, and corporate strategies; strategic customer and business partners; and the organizational structure, identity, skills and interests of its employees. You agree to continue to maintain the confidentiality of all confidential and proprietary information of the Company pursuant to, and will continue to comply with all terms and conditions of, the Proprietary Information and Invention Agreement between you and the Company. Such obligations shall survive any termination of your employment or consulting relationship or of this agreement.

     6. COOPERATION. In the event your employment with the Company terminates, you further agree, upon the Company or its agent's request and reasonable notice, to cooperate with the Company in connection with any claim or litigation or other matter about which you may have relevant information. Upon request, you will also provide the Company with information that you obtained from your employment with the Company regarding its business or operations. Additionally, you will immediately notify the Company's General Counsel if you receive any written or oral request for information from any persons (other than your full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the Company. You will not disclose information to such persons except as required by legal process. You will not disclose to anyone, except the Company, confidential or privileged matters obtained from or related to your employment with the Company, except as required by law.

     7. AT-WILL EMPLOYMENT. You acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Employment Continuation Agreement or as may otherwise be established under the Company's then existing benefits plans and policies at the time of your termination.

     8. DISPUTES. To dispute a termination for Good Reason by you, the Company must give you written notice of such dispute within ten working days after your effective date of termination. To dispute a termination by the Company or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute to the Company within 30 days after receiving a notice of termination, or within 30 days


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after the date on which a payment claimed by you to be due hereunder was due to be made, as the case may be.

     In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators' and any similar administrative fees.

     If any such dispute is finally determined in your favor, the Company shall reimburse all reasonable fees and expenses, including attorneys' and consultants' fees, that you incur in good faith in connection therewith.

     9. NO MITIGATION. You shall not be required to mitigate the amount of any payment or benefit provided for in Paragraph 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment or benefit be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company.

     10. COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Paragraph 10, "Company" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     11. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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     12.  AMENDMENT OR WAIVER.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of other provisions or conditions hereof.

     13. SOLE AGREEMENT. This Agreement and the Employment Continuation Agreement represent the entire agreement between you and the Company with respect to the matters set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement or the Employment Continuation Agreement will be made by either party which are not set forth expressly herein.

     14. EMPLOYEE'S SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

     15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     16. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     If the foregoing conforms with our understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.


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     IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

                                     Very truly yours,

                                     SILICON GRAPHICS, INC.



                                     By: __________________________________
                                          William M. Kelly
                                          Senior Vice President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:



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